Exhibit 10.9

FORM OF INCENTIVE STOCK OPTION AWARD AGREEMENT

OPTION AWARD AGREEMENT UNDER THE STANLEY, INC. 2006 OMNIBUS INCENTIVE COMPENSATION PLAN dated as of                 , between Stanley, Inc. (the “Company”), a Delaware Corporation, and                .

This Option Award Agreement (the “Award Agreement”) sets forth the terms and conditions of an award of options to purchase             shares (the “Award”) of the Company’s Common Stock, $0.01 par value (“Share”), at an exercise price of $                per Share  (the “Exercise Price”), the closing market price per Share (as reported by the New York Stock Exchange) on the date hereof, that are subject to the terms and conditions specified herein (“Options”) and that are granted to you under the Stanley, Inc. 2006 Omnibus Incentive Compensation Plan (the “Plan”).  The Options are intended to qualify as “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended).  Therefore, you are required to satisfy the holding period requirements that apply with respect to the Shares issuable upon exercise of the Options in order to be eligible for the beneficial tax treatment afforded such a grant.  To the extent the requisite holding period requirements are not satisfied, or any of the Options do not otherwise qualify as Incentive Stock Options pursuant to the Internal Revenue Code, the Options shall be deemed to be Nonqualified Stock Options; provided that such Options otherwise comply with the Plan’s requirements relating to Nonqualified Stock Options.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 11.  BY SIGNING YOUR NAME BELOW, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1.  The Plan.  This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement.  In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of this Award Agreement shall govern.  In the event of any conflict between the terms of this Award Agreement and the terms of any individual employment agreement between you and the Company or any of its Affiliates (an “Employment Agreement”), the terms of your Employment Agreement will govern.

SECTION 2.  Definitions.  Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.  As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the Commonwealth of Virginia.

“Vesting Date” means the date on which your rights with respect to all or a portion of the Options subject to this Award Agreement may become fully vested, and the restrictions set forth in this Award Agreement may lapse, as provided in Section 3(a) of this Award Agreement.

“Committee” means the compensation committee of the Board, or such other committee of the Board as may be designated by the Board from time to time to administer the Plan.

SECTION 3.  Vesting and Exercise.  (a)  Vesting.  On each Vesting Date set forth below, your rights with respect to the number of Options that corresponds to such Vesting Date, as specified in the chart below, shall become vested and may be exercised, provided that you must be employed by the Company or an Affiliate on the relevant Vesting Date in order for your rights with respect to the applicable number of Options to become vested and exercisable, except as otherwise determined by the Committee in its sole discretion or as otherwise provided in your Employment Agreement.

Vesting Date

Aggregate Percentage Vested

Aggregate Number of Options Vested

(b)   Exercise of Options.  Options, to the extent that they are vested, may be exercised, in whole or in part (but for the purchase of whole Shares only), by delivery to the Company (i) of a written or electronic notice, complying with the applicable procedures established by the Committee or the Company, stating the number of Shares with respect to which the Options are thereby exercised and (ii) full payment of the aggregate Exercise Price for the Shares with respect to which the Options are thereby exercised in accordance with Section 6(b) of the Plan.  The notice shall be signed by you or any other person then entitled to exercise the Options.  Upon exercise and full payment of the Exercise Price for Shares with respect to which the Options are thereby exercised, the Company shall deliver to you or your legal representative one Share for each Option with respect to which you have exercised and paid.  Notwithstanding the foregoing, unless the Committee determines otherwise and except as otherwise provided in your Employment Agreement, unexercised vested Options expire (i) automatically on the date of your termination of employment for Cause (as defined in your Employment Agreement or, if your Employment Agreement does not contain a definition of Cause, as determined by the Company), (ii) six months after your death or (iii) three months after your termination of employment for any reason other than Cause or death or; provided that all Options will automatically expire on the fifth anniversary of this Award Agreement.

SECTION 4.  Forfeiture of Options.  Unless the Committee determines otherwise, and except as otherwise provided in your Employment Agreement, if your rights with respect to any Options awarded to you pursuant to this Award Agreement have not become vested prior to the date on which your employment with the Company and its Affiliates terminates for any reason, your rights with respect to such Options shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5.  Voting Rights; Dividend Equivalents.  Prior to the date on which your rights with respect to an Option have become vested and you exercise your right to purchase Shares, you shall not be entitled to exercise any voting rights with respect to such Option and shall not be entitled to receive dividends or other distributions with respect thereto.

SECTION 6.  Non-Transferability of Options.  Unless otherwise provided by the Committee in its discretion, Options may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan.  Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of an Option in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7.  Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.  If you shall make any disposition of Shares delivered pursuant to the exercise of the Options under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, you shall notify the Company in writing of such disposition within ten days of such disposition.

SECTION 8.  Withholding, Consents and Legends.  (a)  Withholding.  The delivery of Shares pursuant to Section 3(b) is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(d) of the Plan.

(b)  Consents.  Your rights in respect of the Options are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c)  Legends.  The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws).  The Company may advise the applicable transfer agent to place a stop order against any legended Shares.

SECTION 9.  Successors and Assigns of the Company.  The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 10.  Committee Discretion.  The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 11.  Dispute Resolution.  (a)  Jurisdiction and Venue.  Notwithstanding any provision in your Employment Agreement, you and the Company hereby irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Delaware and (ii) the courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan.  You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware.  You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the applicable address set forth in Section 12 of this Award Agreement shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which you have submitted to jurisdiction in this Section 11(a).  You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the District of Delaware or (B) the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)  Waiver of Jury Trial.  You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c)  Confidentiality.  You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 11, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 12.  Notice.  All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	Stanley, Inc. 3101 Wilson Boulevard Suite 700 Arlington, VA 22201 Attention: Legal Dept.
If to you:	Your address as reflected in the payroll records of the Company

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 13.  Headings.  Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision hereof.

SECTION 14.  Amendment of this Award Agreement.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Options shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 15.  Counterparts.  This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

STANLEY, INC.

By: